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Exhibit 5.1

March 18, 2011

SITEL, LLC, Sitel Finance Corp.

    and the Guarantors set forth below

3102 West End Avenue, Two American Center

Suite 1000

Nashville, Tennessee 37203

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to SITEL, LLC, a Delaware limited liability company, and Sitel Finance Corp., a Delaware corporation (together with SITEL, LLC, the “Issuers”), SITEL Worldwide Corporation, a Delaware corporation (the “Parent Guarantor”), Catalog Resources, Inc., a Delaware corporation (“Catalog Resources”), SITEL International Holdings, Inc., a Delaware corporation (“Holdings, Inc.”), SITEL Operating Corporation, a Delaware corporation (“SITEL Operating”), SITEL International, LLC, a Delaware limited liability company (“International”), Service Zone Holdings, LLC, a Delaware limited liability company (“Service Zone”) and National Action Financial Services, Inc., a Georgia corporation (together with the Parent Guarantor, Catalog Resources, Holdings, Inc., SITEL Operating, International and Service Zone, the “Guarantors” and, together with the Issuers, the “Registrants”). In this opinion letter, National Action Financial Services, Inc. is also referred to as the “Georgia Registrant.” This opinion letter is being delivered in connection with the proposed registration by the Issuers of $300,000,000 in aggregate principal amount of the Issuers’ 11.5% Senior Notes due 2018 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on March 18, 2011, under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The obligations of the Issuers under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture with respect to 11.5% Senior Notes due 2018, dated as of March 18, 2010, as amended (as may be further amended or supplemented from time to time, the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Notes and the Guarantees are to be issued in exchange for and in

SITEL, LLC,

SITEL Finance Corp.

March 18, 2010

replacement of the Issuers’ outstanding 11.5% Senior Notes due 2018 (the “Existing Notes”) and the guarantees thereof, of which $300,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Registrants, (ii) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement and (v) the Registration Rights Agreement, dated as of March 18, 2010, by and among the Registrants, Goldman, Sachs & Co., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC (the “Initial Purchasers”).

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants). We have also assumed that all license and occupation taxes of the Georgia Registrant have been paid. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations or (iv) public policy considerations that may limit the rights of parties to obtain certain remedies. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of Section 10.02 of the Indenture (the so-called “fraudulent conveyance or fraudulent transfer savings clause”) (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration

SITEL, LLC,

SITEL Finance Corp.

March 18, 2010

Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and duly delivered to the holders thereof in exchange for the Existing Notes, the Exchange Notes will be binding obligations of the Issuers and the Guarantees will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Stites & Harbison, PLLC, with respect to the Georgia Registrant. We are not licensed to practice in Georgia, and we have made no investigation of, and do not express or imply an opinion on, the laws of Georgia. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP